Exhibit 107

Calculation of Filing Fee Tables

FORM F-1
(Form Type)

ICZOOM GROUP INC.
(Exact Name of Registrant as Specified in its Charter)

N/A

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price(1)	Fee Rate		Amount of Registration Fee
Previously paid	Equity	Units, each consisting of one Class A Ordinary Share, par value $0.16 per share, and one Warrant to purchase [__] Class A Ordinary Share(s)	Rule 457(o)				$
	Equity	Ordinary shares included as part of the Units	Rule 457(o)
	Equity	Warrants included as part of the Units(2)	Rule 457(g)
	Equity	Class A Ordinary Shares issuable upon the exercise of Warrants(2)	Rule 457(o)
	Equity	Placement Agent Warrants(4)	Rule 457(g)
	Equity	Class A Ordinary Shares issuable upon the exercise of Placement Agent Warrants(4)	Rule 457(o)

	Total Offering Amounts					$12,000,000		0.00014760	$1,771.20
Total Fees Previously Paid
Total Fee Offsets
	Net Fee Due								$1,771.20

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have calculated the proposed maximum aggregate offering price of the Class A Ordinary Shares underlying the Warrants is equal to $[●].
(3)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have calculated the proposed maximum aggregate offering price of the Class A Ordinary Shares underlying the Placement Agent Warrants by assuming that such Placement Agent Warrants are exercisable at a price per share equal to 125% of the offering price of $[●] per unit.